UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was mailed to preferred shareholders of Thornburg Mortgage, Inc. in connection with the exchange offer and consent solicitation regarding the Company’s preferred stock.

August 5, 2008

Dear Preferred Shareholder,

I am writing to remind you of the Exchange Offer and Consent Solicitation for our four series of outstanding preferred stock. We’re offering $5.00 in cash and 3.5 shares of company common stock in exchange for each share of Thornburg Mortgage Series C, D, E and F Preferred Stock you own. The offer, launched on July 23, 2008, is set to expire on August 20 at 10 a.m. Eastern. Your broker must tender and consent on your behalf before the expiration date. Please contact your broker to determine the specific amount of advance notice it will require in order to timely process your request. Many of you have already participated in the Exchange Offer and Consent Solicitation and we thank you for your support.

Pursuant to the terms of the March 31, 2008 financing transaction, we must receive valid tenders and consents from the holders of at least 66 2/3% of the outstanding shares of each series of preferred stock in the Exchange Offer and Consent Solicitation. By tendering your shares, you will also consent to the proposed charter amendments modifying the terms of the preferred stock. You may not tender your shares of preferred stock without consenting to each of the proposed charter amendments applicable to the series of preferred stock owned by you.

If you do not participate and the Exchange Offer and Consent Solicitation is successful, our charter will be amended to significantly reduce the rights of your preferred stock, including eliminating various rights to dividends, which we believe will significantly decrease the value of each series of preferred stock. If you do not participate and the Exchange Offer and Consent Solicitation is not successful, we may not be able to resume normalized business operations and could again face liquidation, in which case holders of our preferred stock would likely receive nothing. We encourage you to carefully read the entire Offering Circular that was recently mailed to you. You may also obtain additional information about us and the Exchange Offer and Consent Solicitation from documents we have filed with the Securities and Exchange Commission (www.sec.gov), on our dedicated web site (www.thornburgmortgagetender.com) or by calling one of our representatives at 866-222-2093.

Your participation, regardless of the number of shares you own, is important. I hope you will support the Exchange Offer and Consent Solicitation as soon as possible.

Sincerely,

Larry A. Goldstone President and Chief Executive Officer